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Exhibit 10.29

Global

OMNIVISION TECHNOLOGIES, INC.
2007 EQUITY INCENTIVE PLAN
NOTICE OF GRANT OF RESTRICTED STOCK UNITS

        Unless otherwise defined herein, the terms defined in this Notice of Grant of Restricted Stock Units (the "Notice of Grant") and Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A (together, the "Agreement"), will have the same defined meanings as in the 2007 Equity Incentive Plan (the "Plan").

        Participant:

        Address:

        Participant has been granted the right to receive Restricted Stock Units, subject to the terms and conditions of the Plan and the Agreement as follows:

Grant Number

Date of Grant

Vesting Commencement Date

Total Number of Restricted Stock Units

  Vesting Schedule:

        The Restricted Stock Units will vest as follows:

        One-Third of the Restricted Stock Units will vest on the first anniversary of the Vesting Commencement Date, and one-third of the Restricted Stock Units will vest on each of the second and third anniversaries of the Vesting Commencement Date; provided, however, that in each case Participant remains a Service Provider through each vesting date.

        In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Restricted Stock Unit, the Restricted Stock Unit and Participant's right to acquire any Shares hereunder will immediately terminate.

        * Important additional information on vesting and forfeiture of the Restricted Stock Units covered by this grant is contained in the attached Terms and Conditions of Restricted Stock Unit Grant; please be sure to read the entire Agreement.

        The Restricted Stock Units evidenced by this Notice of Grant is part of and subject in all respects to the terms and conditions of the Plan (a copy of which has been made available to Participant by the Company) and the attached Terms and Conditions of Restricted Stock Unit Grant.

        By Participant's signature to this Agreement, Participant represents and warrants that he or she is familiar with, and agrees to be bound by, the terms and provisions of the Plan and this Agreement. Participant further represents and warrants that he or she has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Plan and this Agreement.

        Finally, to the extent taxes and other payments are required to be withheld with respect to the Restricted Stock Units, if Participant has not previously done so with respect to a prior equity grant, Participant represents that he or she has reviewed the Stock Trading Plan for Mandatory Sale of Shares to Cover Tax Withholding Obligations (Exhibit B to this Agreement), which Participant must sign (in writing or electronically) and return to the Company.

        Participant acknowledges and agrees that by clicking the "ACCEPT" button on the E*TRADE on-line grant agreement response page, it will act as Participant's electronic signature to this Agreement and will result in a contract between Participant and the Company with respect to this Award of Restricted Stock Units. Participant agrees to sign and return to the Company a paper copy of this Agreement to the extent requested by the Company.

PARTICIPANT	OMNIVISION TECHNOLOGIES, INC.

Signature	By

Print Name	Title

EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

        1.     Grant.    The Company hereby grants to Participant under the Plan an Award of Restricted Stock Units, subject to all of the terms and conditions in the Notice of Grant, this Agreement and the Plan.

        2.     Company's Obligation to Pay.    Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

        3.     Vesting Schedule.

          (a)   General.    Except as provided in Section 4, and subject to Section 5, the Restricted Stock Units awarded by this Agreement will vest in Participant according to the vesting schedule set forth on the attached Notice of Grant, subject to Participant continuing to be a Service Provider through each such date.

          (b)   Leave of Absence.    Except to the extent otherwise required by local law, during any Company authorized leave of absence (whether paid or unpaid), the vesting of the Restricted Stock Units will be suspended after the leave of absence exceeds a period of ninety (90) days. Vesting of the Restricted Stock Units will resume upon Participant's termination of the leave of absence. The Vesting Schedule of the Restricted Stock Units will be extended by the length of the suspension, plus the amount of time until the next "quarterly vesting date." For these purposes a "quarterly vesting date" means the first day of each quarter starting on January 1, April 1, July 1, or October 1 of each year respectively.

    EXAMPLE: By way of example only, assume one-third (1/3rd) of Participant's Restricted Stock Units are to vest on July 1 of 2010, 2011 and 2012, subject to Participant's continued status as a Service Provider through each applicable date. Assume as well that Participant commences an unpaid leave of absence on April 15, 2010 and returns from such leave of absence on August 20, 2010. On July 1, 2010, one-third (1/3rd) of Participant's Restricted Stock Units would vest because as of such date Participant's leave of absence had not yet exceeded ninety (90) days. Thereafter, one-third (1/3rd) of the Restricted Stock Units would vest on the first Trading Day on or after October 1 of 2011 and 2012, subject to Participant's continued status as a Service Provider through such dates and assuming Participant does not go on any additional leaves of absence requiring further suspension of vesting of the Award pursuant to this Section 3(b).

        4.     Forfeiture upon Termination of Status as a Service Provider.    Notwithstanding any contrary provision of this Agreement, if Participant ceases to be a Service Provider for any or no reason, the then-unvested Restricted Stock Units awarded by this Agreement will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder. Participant will be deemed to cease to be a Service Provider when Participant ceases to provide active services to the Company (or any Parent or Subsidiary) and Participant's continuous period of employment for purposes of vesting hereunder shall not be considered service as a Service Provider during any notice of termination of employment, whether expressed or implied, and no vesting of this Award shall occur during such period.

        5.     Payment after Vesting.

          (a)   Subject to Section 7, any Restricted Stock Units that vest will be paid to the Participant (or in the event of the Participant's death, to his or her estate) in whole Shares. Subject to the provisions of paragraph 5(b), such vested Restricted Stock Units shall be paid in Shares as soon as practicable after vesting, but in each such case no later than the date that is two-and-one-half months from the later of (i) the end of the Company's tax year that includes the vesting date, or (ii) the end of Participant's tax year that includes the vesting date.

          (b)   Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant's termination as a Service Provider (provided that such termination is a "separation from service" within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a "specified employee" within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant's termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant's termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to the Participant's estate as soon as practicable following his or her death. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, "Section 409A" means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

        6.     Payments after Death.    Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to Participant's designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant's estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

        7.     Tax Withholding.    Until and unless the Administrator determines otherwise, on the date or dates on which tax or other withholding obligations (if any) arise with respect to the Restricted Stock Units (or as soon as administratively practicable thereafter), a number of Shares sufficient to pay the minimum income taxes, employment taxes, social security taxes, social insurance, payroll taxes, contributions, payment on account obligations, national taxes and other applicable taxes and payments required to be withheld with respect to the Shares otherwise issuable with respect to this Award (the "Tax-Related Items") will be sold pursuant to such procedures as the Administrator in its sole discretion may specify from time to time (it being understood that the Shares to be sold must have vested pursuant to the terms of this Agreement and the Plan). The proceeds from such sale shall be used to satisfy Participant's Tax-Related Items (and any associated broker or other fees) arising with respect to the Restricted Stock Units. Only whole Shares will be sold to satisfy any Tax-Related Items. The proceeds from the sale of Shares in excess of the Tax Related Items (and any associated broker or other fees) will be remitted to the Participant pursuant to such procedures as the Administrator may specify from time to time. By accepting this Award, Participant expressly consents to the sale of Shares to cover the Tax-Related Items (and any associated broker or other fees) and agrees and acknowledges that Participant may not satisfy such Tax-Related Items by any means other than such sale of Shares, as set forth under this Section 7, unless required to do so by the Administrator or pursuant to the Administrator's express written consent.

        In addition, after consultation with the Company's Compliance Officer (as defined in the Company's Insider Trading Policy), the Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may require the Participant to satisfy the Tax-Related Items, in whole or in part by one or more of the following: (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a value equal to the minimum amount statutorily required to be withheld, (c) delivering to the Company already vested and owned Shares having a value equal to the amount required to be withheld, or (d) selling a sufficient number of such Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. Notwithstanding any contrary provision of this Agreement, no Shares shall be distributed to the Participant unless and until all Tax-Related Items have been withheld or otherwise satisfied with respect to the Restricted Stock Units. If the Participant fails to make satisfactory arrangements for the payment of any Tax-Related Items with respect to any Restricted Stock Units upon vesting or otherwise, the Participant will permanently forfeit such Restricted Stock Units and the Shares issuable with respect thereto will be returned to the Plan at no cost. All Tax-Related Items related to the Restricted Stock Units and any Shares deliverable in payment thereof is the sole responsibility of Participant.

        8.     Rights as Stockholder.    Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder, unless and until certificates (including through electronic delivery) representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant.

        9.     No Effect on Service.    Participant acknowledges and agrees that the vesting of the Restricted Stock Units pursuant to the vesting schedule hereof is earned only by Participant continuing to be a Service Provider through the applicable vesting dates (and not through the act of being hired or acquiring Shares hereunder). Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of Participant continuing to be a Service Provider for the vesting period, for any period, or at all, and will not interfere with Participant's right or the right of the Company (or the Parent or Subsidiary employing or retaining Participant) to terminate Participant's status as a Service Provider at any time, with or without cause, subject to local law and the terms of any employment agreement.

        10.   Address for Notices.    Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at OmniVision Technologies, Inc., attn: Stock Administrator, 1341 Orleans, Sunnyvale, CA 94089, or at such other address as the Company may hereafter designate in writing.

        11.   Grant is Not Transferable.    Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

        12.   Binding Agreement.    Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

        13.   Additional Conditions to Issuance of Stock.    If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state, federal or foreign law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

        14.   Plan Governs.    This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

        15.   Administrator Authority.    The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

        16.   Electronic Delivery.    The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant's consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

        17.   Captions.    Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

        18.   Agreement Severable.    In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

        19.   Modifications to the Agreement.    This Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Award of Restricted Stock Units.

        20.   Governing Law.    This Award Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.

        21.   Data Privacy.

          (a)   Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant's personal data as described in this Agreement by and among, as applicable, his or her employer, the Company and its Parent or Subsidiary for the exclusive purpose of implementing, administering and managing Participant's participation in the Plan.

          (b)   Participant understands that his or her employer, the Company and its Parent or Subsidiary, as applicable, hold certain personal information about Participant regarding his or her employment, the nature and amount of Participant's compensation and the fact and conditions of Participant's participation in the Plan, including, but not limited to, Participant's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and any Parent or Subsidiary, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant's favor, for the purpose of implementing, administering and managing the Plan (the "Data"). Participant understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Participant's country, or elsewhere, and that the recipient's country may have different data privacy laws and protections than Participant's country. Participant understands that Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the stock administrator. Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant's participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. Participant understands that the Data will be held only as long as is necessary to implement, administer and manage Participant's participation in the Plan. Participant understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the stock administrator in writing. Participant understands, however, that refusing or withdrawing his or her consent may affect the Company's ability to provide benefits under the Plan due to the administration of the Plan being carried out in the United States. For more information on the consequences of refusal to consent or withdrawal of consent, Participant understands that Participant may contact the stock administrator.

        22.   Nature of Grant; No Entitlement; No Claim for Compensation.    In accepting the grant of this Award for the number of Restricted Stock Units as specified above, Participant acknowledges the following:

          (a)   The Plan is established voluntarily by the Company; it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time.

          (b)   The grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards (including Awards), or benefits in lieu of awards, even if awards have been granted repeatedly in the past.

          (c)   All decisions with respect to future awards, if any, will be at the sole discretion of the Administrator.

          (d)   Participant is voluntarily participating in the Plan.

          (e)   This Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or any Parent or Subsidiary (including, as applicable, Participant's employer) and which is outside the scope of Participant's employment contract, if any.

          (f)    This Award is not part of Participant's normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

          (g)   In the event that Participant's employer is not the Company, the grant of the Award will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of the Award will not be interpreted to form an employment contract with Participant's employer or any Parent or Subsidiary of the Company.

          (h)   The future value of the underlying Shares is unknown and cannot be predicted with certainty.

          (i)    In consideration of the grant of this Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award or any of the Shares issuable under the Award from termination of Participant's employment by the Company or Participant's employer, as applicable (and for any reason whatsoever and whether or not in breach of contract or local labor laws), and Participant irrevocably releases Participant's employer, the Company and its Parent and Subsidiaries, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Participant shall be deemed to have irrevocably waived his or her entitlement to pursue such claim to the extent permitted by the relevant local law, if applicable.

EXHIBIT B

Stock Trading Plan
for Mandatory Sale of Shares to Cover Tax Withholding Obligations

        I am adopting and entering into this stock trading plan (the "Sales Plan") so that I may receive the necessary proceeds to satisfy any requirements to pay the minimum income taxes, employment taxes, social security taxes, social insurance, payroll taxes, contributions, payment on account obligations, national taxes and other applicable taxes and payments (collectively, "Taxes") required to be withheld by the Company (or the employing Parent or Subsidiary) on my behalf if and when such tax withholding obligations arise as a result of the grant by the Company to me of any Restricted Stock Units, shares of restricted stock or performance shares. I dispel any inference that I am selling shares of Company common stock ("Shares") on the basis of or while aware of material nonpublic information or that such sales evidence my awareness of material nonpublic information or information at variance with the Company's statements to investors.

1.     Recitals

        a.    I intend for this Sales Plan to comply with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        b.    I am establishing this Sales Plan in order to permit the orderly disposition of a portion of the Shares that I acquired (or will acquire) pursuant to an award of Restricted Stock Units, restricted stock or performance shares (each, an "Equity Award"). The Shares are being sold pursuant to a mandatory sale provision in the Agreement to provide the necessary proceeds to satisfy any Taxes if and when any tax withholding obligations arise, as well any broker or other fees associated with such sales. By adopting and entering into this Sales Plan, I agree and acknowledge that I may not satisfy such Taxes and associated broker and other fees by any means other than the sale of Shares pursuant to the terms and conditions of this Sales Plan. This Sales Plan will apply to the mandatory sale of Shares under all future Equity Awards received by me from the Company.

        c.    Unless otherwise defined herein, the terms in this Sales Plan will have the same defined meanings as in the 2007 Equity Incentive Plan (the "Plan").

2.     Representations, Warranties and Covenants

        I hereby represent, warrant and covenant that:

        a.    I am not aware of any material nonpublic information concerning the Company or its securities. I am entering into this Sales Plan in good faith and not as part of a plan or scheme to evade compliance with the United States federal securities laws.

        b.    Once vested, the Shares to be sold under this Sales Plan shall be owned free and clear by me and are not subject to any liens, security interests or other encumbrances or limitations on disposition other than those imposed by Rule 144 under the Securities Act of 1933, as amended.

        c.    If I am an executive officer or director of the Company, I acknowledge that any filings required under Section 16 of the Exchange Act are my sole responsibility.

        d.    I am aware that in order for this Sales Plan to constitute a plan pursuant to Rule 10b5-1(c) of the Exchange Act, I must not enter into or alter a corresponding or hedging transaction with respect to the Shares.

3.     Implementation of the Plan

        a.    The Company has appointed or shall appoint a broker (the "Broker") (or the Company may, in its discretion, permit me to appoint a Broker) to sell Shares pursuant to the terms and conditions set forth below.

        b.    The Broker is authorized to begin selling Shares pursuant to this Sales Plan commencing on the date that the first Shares under the Equity Award vest. The Broker shall sell such number of Shares as shall be required to satisfy (i) any applicable Taxes in accordance with my then current applicable withholding rate (including any supplemental rate) and (ii) any associated broker or other fees.

        c.    I understand that the Broker may not be able to effect a sale due to a market disruption or a legal, regulatory or contractual restriction applicable to the Broker or any other event or circumstance (a "Blackout"). I also understand that even in the absence of a Blackout, the Broker may be unable to effect sales consistent with ordinary principles of best execution, due to insufficient volume of trading, or other market factors in effect on the date of a sale.

4.    Termination.    This Sales Plan shall terminate upon the last day of my service with the Company. This Sales Plan may not be terminated, modified or amended at any time without the prior approval of the Administrator.

PARTICIPANT:

Signature

Print Name

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  Exhibit 10.29
OMNIVISION TECHNOLOGIES, INC. 2007 EQUITY INCENTIVE PLAN NOTICE OF GRANT OF RESTRICTED STOCK UNITS
EXHIBIT A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT
EXHIBIT B
Stock Trading Plan for Mandatory Sale of Shares to Cover Tax Withholding Obligations